                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT / /       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             Bay State Gas Company
                (Name of Registrant as Specified In Its Charter)

                             Bay State Gas Company
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             BAY STATE GAS COMPANY

                            ------------------------

                NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS


                                                      Westborough, Massachusetts
                                                                December 7, 1995

To the Common Shareholders:

     You are hereby notified that the annual meeting of common shareholders of Bay State Gas Company will be held at the office of the Company, 300 Friberg Parkway, Westborough, Massachusetts on the First Floor, on Thursday, January 25, 1996, at 10:30 A.M., for the following purposes:

     1.  To elect five Directors.

     2. To act on such other matters as may properly come before the meeting and any adjournment thereof.

     The enclosed form of proxy has been prepared at the direction of the Board of Directors of the Company and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

     IF YOU DO NOT EXPECT TO BE PRESENT PERSONALLY AND YOU WISH YOUR STOCK VOTED AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE PROXY BY MAIL IN THE POSTAGE-PAID ENVELOPE SENT YOU HEREWITH FOR THAT PURPOSE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR FOR ANY OTHER REASON DESIRE TO REVOKE OR CHANGE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

     The Board of Directors fixed November 30, 1995 as the record date for the determination of those shareholders entitled to notice of and to vote at this meeting and all persons who were holders of record of Common Stock on such date and no others are entitled to notice of and to vote at this meeting and any adjournment thereof.

                                            By Order of the Board of Directors,

                                              CHARLES H. TENNEY II
                                              Chairman of the Board of Directors

                                              CHARLES H. TENNEY III
                                              Clerk

                             BAY STATE GAS COMPANY
                              300 FRIBERG PARKWAY
                        WESTBOROUGH, MASSACHUSETTS 01581




                                                                December 7, 1995



                                PROXY STATEMENT


            ANNUAL MEETING OF COMMON SHAREHOLDERS, JANUARY 25, 1996

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form for use at the 1996 annual meeting of common shareholders of Bay State Gas Company (the "Company").

     The annual report of the Company for the fiscal year ending September 30, 1995 is enclosed herewith and includes financial statements which are not part of the proxy statement.

     The Company presently has two wholly-owned subsidiaries, Northern Utilities, Inc. ("Northern") and Granite State Gas Transmission, Inc. ("Granite"). Granite has four wholly-owned subsidiaries, Bay State Energy Development, Inc., Natural Gas Development Corp., Bay State Energy Enterprises, Inc., and Energy Asset Funding, Inc.

     The voting securities of the Company issued and outstanding on November 30, 1995 consisted of 13,366,394 shares of Common Stock, $3.33 1/3 par value, entitling the holders thereof to one vote per share. Holders of Common Stock of record on such date are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

     No person holds of record and, to the knowledge of management, no person owns beneficially more than five (5) percent of the Common Stock of the Company which may be voted at the annual meeting and any adjournment thereof.

                      1.  AS TO THE ELECTION OF DIRECTORS


     The By-Laws of the Company provide for a Board of Directors of not less than eight nor more than thirteen Directors, as the Board shall fix from time to time, with the number of Directors comprising the Board divided into three classes, with each class as nearly equal in number as possible.

     On September 27, 1995 the Board of Directors voted to increase the number of Directors comprising the Board from ten to eleven, divided into three classes comprised of one class of four Directors whose terms will expire at the annual meeting of shareholders in 1996, one class of four Directors whose terms will expire at the annual meeting of shareholders in 1997, and one class of three Directors whose terms will expire at the annual meeting of shareholders in 1998. As discussed below, at that meeting the Board elected Joel L. Singer to the Board to fill the vacancy created by the increase in the size of the Board.

     At the annual meeting, one Director will be elected to hold office for a two-year term expiring at the annual meeting of shareholders in 1998, since that will cause the 1998 class of Directors to be comprised of three Directors, and four Directors will be elected to hold office for a three-year term expiring at the annual meeting of shareholders in 1999.

     Assuming a quorum is present, the favorable vote of a majority of the shares of Common Stock represented and voting will be required for the election of Directors and on any other matters which may come before the meeting. A majority of the shares of Common Stock outstanding represented, in person or by proxy, at the meeting constitutes a quorum. Election of Directors is conducted by ballot. Shareholders of record may vote their shares either personally, by execution of a ballot at the meeting, or through a duly authorized proxy. Each proxy can be revoked at any time before it is voted by written notification to the Clerk of the Company at the Company's address prior to the meeting or in person at the meeting. Every properly signed proxy will be voted unless previously revoked. All shares represented by valid proxies will be voted (or withheld from voting) in accordance with the instructions contained therein. A proxy will be voted in favor of the nominees for Director named therein unless a direction is given to withhold from voting with respect to one or more of the nominees. Withholding from voting will have the same effect as voting against the nominee(s) for Director.

INFORMATION ABOUT NOMINEES FOR DIRECTOR

     Each nominee has been a member of the Board of Directors since the year indicated and, unless otherwise indicated, has previously been elected by the common shareholders. Management intends to vote the proxies for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person who will be designated by management to replace such nominee. Management has no reason to believe that any of the nominees is not available or will not serve if elected.

TWO-YEAR TERM EXPIRING IN 1998

Joel L. Singer, Age 39

     Director Since 1995 (a)
     Since 1995 Executive Vice President and Chief Operating Officer of the Company. Mr. Singer was a Director in Arthur D. Little Inc.'s Worldwide Energy Management Consulting Business and was the leader of the firm's North American Natural Gas Practice, Cambridge, MA from 1993 to 1995. Mr. Singer held management positions at American Petrofina and Exxon prior thereto.

THREE-YEAR TERM EXPIRING IN 1999

Lawrence J. Finnegan, Age 64
     Director since 1982
     Chairman of the Board of Directors, President and Chief Executive Officer of Boston Mutual Life Insurance Company, Canton, MA. Mr. Finnegan is the Chairman of the Audit Committee.

Douglas W. Hawes, Age 63
     Director since 1992
     Lawyer; senior partner in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, NY. Mr. Hawes is also a Director of United Water Resources Inc., Harrington Park, NJ.

Daniel J. Murphy III, Age 53
     Director since 1986
     Chairman of the Board of Directors of Northmark Bank, North Andover, MA. Mr. Murphy is also a Director of Watts Industries, Inc., North Andover, MA. Mr. Murphy is the Chairman of the Compensation Committee.

Roger A. Young, Age 49 (b)
     Director since 1975
     President and since 1990 Chief Executive Officer of the Company.

INFORMATION ABOUT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

Walter C. Ivancevic, Age 75
     Director since 1979
     Term expires 1998
     Retired since 1989. Mr. Ivancevic was a Vice President of the Company and Director and President of Northern prior thereto.

John H. Larson, Age 65
     Director since 1991
     Term expires 1997
     Retired since 1989. Mr. Larson was President and Chief Executive Officer of Connecticut Energy Corp., Bridgeport, CT, prior thereto. Mr. Larson is also a Director of Bolt Technology Corp., Norwalk, CT. Mr. Larson serves on the Compensation Committee.

Jack E. McGregor, Age 61
     Director since 1995
     Term expires 1998
     Since 1995 Chairman of the Board of Directors of Aquarion Company, Bridgeport, CT, a water and water-related services company. Mr. McGregor was President and Chief Executive Officer of Aquarion Company prior thereto. Mr. McGregor is also a Director of People's Bank, Bridgeport, CT. Mr. McGregor serves on the Audit Committee.

George W. Sarney, Age 56
     Director since 1992
     Term expires 1997
     Since 1993 President of The Foxboro Company, Foxboro, MA, a manufacturer of instruments and systems for industrial process automation. Dr. Sarney is also President and Chief Operating Officer of Siebe Control Systems, a Division of Siebe PLC, Windsor, U.K., of which The Foxboro Company is a part. Dr. Sarney is also a Director of Siebe PLC. Dr. Sarney was a Senior Vice President of Raytheon Company, Lexington, MA prior thereto. Dr. Sarney serves on the Audit Committee and the Compensation Committee.

Thomas W. Sherman, Age 55
     Director since 1975
     Term expires 1997
     Executive Vice President, Chief Financial Officer and since 1994 Treasurer of the Company.

Charles H. Tenney II, Age 77 (b)
     Director since 1974
     Term expires 1997
     Chairman of the Board of Directors of the Company; Chief Executive Officer of the Company 1974-1990; Retired Chairman of the Board of Directors and Chief Executive Officer of Fitchburg Gas and Electric Light Company, Fitchburg, MA and UNITIL Corporation, Exeter, NH. Mr. Tenney remains a Director of UNITIL Corporation, Exeter, NH.
---------------

NOTES:

     Unless otherwise noted herein, each of the nominees and continuing Directors has held the position(s) indicated for the last five years.

(a) Mr. Singer was elected a Director of the Company by the Board of Directors on September 27, 1995 to fill the vacancy created when the size of the Board was increased from ten to eleven members.

(b) Mr. Tenney is the stepfather of Mr. Young.

     The Board of Directors of the Company met seven times in fiscal 1995. Each Director during fiscal 1995 attended all of the aggregate of (i) the meetings of the Board and (ii) the meetings of the Committees of the Board on which he served, if any, except for Dr. Sarney, who attended fewer than 75% of the aggregate of such meetings.

SECURITY OWNERSHIP OF MANAGEMENT


        The following table shows, as of November 30, 1995, the number of equity securities beneficially owned by each Director, by each of the named executive officers in the Summary Compensation Table and by all directors and executive officers of the Company as a group, together with the percentage of the outstanding shares of the applicable class of equity securities.

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL
                                                                     OWNERSHIP
                                                                 ------------------         PERCENT OF
    BENEFICIAL OWNER                                              COMMON STOCK(A)             CLASS
    ----------------                                             ------------------         ----------
Dwight G. Curley...........................................           35,136(b)(c)            0.26%
Lawrence J. Finnegan.......................................            5,273                  0.04%
Paul G. Ford...............................................           60,606(b)(c)            0.45%
Douglas W. Hawes...........................................            1,000                  0.01%
Walter C. Ivancevic........................................           22,846(c)               0.17%
John H. Larson.............................................            1,241                  0.01%
Jack E. McGregor...........................................            1,000                  0.01%
Daniel J. Murphy III.......................................            2,099                  0.02%
Paul E. Reinhardt..........................................           33,724(b)(c)            0.25%
George W. Sarney...........................................            1,000                  0.01%
Thomas W. Sherman..........................................           60,078(b)(c)(d)         0.45%
Joel L. Singer.............................................            1,200                  0.01%
Charles H. Tenney II.......................................          556,775(b)(c)(e)         4.14%
Roger A. Young.............................................          124,980(b)(c)            0.93%
Directors and executive officers of the Company as a group
  (21 persons).............................................        1,059,661                  7.64%

    BENEFICIAL OWNER                                              PREFERRED STOCK(F)
    ----------------                                              ------------------
Charles H. Tenney II.......................................               20                  0.32%
Directors and executive officers of the Company as a group
  (21 persons).............................................               20                  0.32%

---------------

NOTES:

(a)  Based on information furnished to the Company by the nominees and continuing Directors. The calculation of percentages shown herein is based on the total outstanding shares of the applicable class of equity securities, except for Messrs. Young,
     Sherman, Ford, Curley, Reinhardt and Tenney, and all Directors and executive officers of the Company as a group, where the percentage is based on the total outstanding shares of such Stock plus shares which such individuals have the right to acquire pursuant to the Company's Key Employee Stock Option Plan ("KESOP"). There are a total of 498,700 shares (3.60%) reflected in beneficial ownership which various officers have the right to acquire pursuant to the KESOP. Except as noted, each of said
     Directors and executive officers has voting and investment power with respect to shares beneficially owned.

(b)  Included are 108,000; 53,000; 55,200; 32,000; 31,000 and 90,000 shares of Common Stock which Messrs.Young, Sherman, Ford,
     Curley, Reinhardt and Tenney, respectively, have the right to purchase pursuant to the exercise of options under the KESOP
     (see "Stock Options -- Key Employee Stock Option Plan"); they have no voting power with respect to these shares until the shares are purchased.

(c)  Included are 11,965; 3,796; 5,406; 3,136; 2,724; 20,576 and 2,272 shares of Common Stock which are held in trust for
     Messrs.Young, Sherman, Ford, Curley, Reinhardt, Tenney and Ivancevic, respectively, under the terms of the Employee Savings
     Plan; they have voting power only with respect to the shares credited to their accounts.


(d) Included are 825 shares of Common Stock held by Mr. Sherman as custodian for one of his children and 600 shares of Common Stock held by Mr. Sherman as trustee for his parents; he has voting and investment power with respect to these shares.

(e) Included are 294,369 shares (2.19%) of Common Stock owned by two trusts in which Mr. Tenney has a 1/6 beneficial interest and of which he is Co-Trustee with shared voting and investment power, which shares are voted pro rata in accordance with the wishes of each of the beneficiaries thereof. Mr. Tenney disclaims beneficial ownership of such shares other than such 1/6 beneficial interests in both trusts. A member of his family owns 60 shares of Common Stock which are included in the table; he has no voting or investment power with respect to, and no beneficial interest in, these shares.

(f) Preferred Stock is Cumulative Preferred Stock, $3.80 Series, $50 par value, of the Company. The percentage shown herein is based on 6,338 outstanding shares of such Stock. No Director or officer has direct or indirect beneficial ownership of any shares of any of the other series of the Company's Cumulative Preferred Stock, $100 and $50 par value.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors, consisting of Lawrence J. Finnegan (Chairman), Jack E. McGregor and George W. Sarney, met twice in fiscal 1995. Mr. McGregor replaced John H. Larson on the Audit Committee effective January 26, 1995. The Audit Committee Statement of Policy identifies, among other things, that the Audit Committee shall have the following overall responsibilities:

     - As to financial reporting, to provide assurance that financial disclosures made by management fairly and reasonably portray the Company's financial condition and results of operations.

     - As to corporate governance, to provide assurance that the Company has and is maintaining controls against employee conflicts of interest and fraud.

The duties of the Audit Committee identified in the aforementioned Audit Committee Statement of Policy include, among other things, oversight with respect to the independent accountants, review of the Company's significant accounting policies and policy decisions, review of interim and annual financial statements, review of other financial reports requiring Board approval, receipt of reports from management, the independent accountants and the internal auditor, review and approval of management's appointment and termination of the Company's internal auditor and reporting to the Board of Directors from time to time.

     The Compensation Committee of the Board of Directors, consisting of Daniel
J. Murphy III (Chairman), John H. Larson, and George W. Sarney, met six times in fiscal 1995. Mr. Larson replaced Endicott Smith on the Compensation Committee effective January 26, 1995. The duties of this Committee include studying and making recommendations to the Board with respect to salaries and other benefits to be paid to the officers of the Company.

     The Company does not have a nominating committee of the Board of Directors.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not employees of the Company currently receive an annual retainer fee of $11,000 and a fee of $800 for attendance at each meeting of the Board. Members of the various Board Committees currently receive an annual Committee fee of $1,000 and a fee of $800 for attendance at each meeting of said Committees.

     Directors who are employees of the Company receive no fees as members of the Board or any Committee thereof. All Directors are entitled to reimbursement of expenses incurred in connection with attendance at meetings of the Board and any Committee on which they serve.

     Mr. Tenney is a former executive officer of the Company and served as such until his resignation as an employee of the Company in 1992, at which time he became a consultant to the Company pursuant to a Senior Advisory Agreement between himself and the Company. The current Senior Advisory Agreement between Mr. Tenney and the Company commenced on January 22, 1994, and has a two-year term, subject to extension as provided therein. The current Senior Advisory Agreement provides that Mr. Tenney receive a fee of $93,750 for the first year of the Agreement's term, and a fee of $62,500 for each year thereafter, plus reasonable and normal business related expenses. In addition, for any portion of the Agreement's term during which he serves as Chairman of the Board of Directors, Mr. Tenney receives $3,000 per month plus all nonemployee Director remuneration described above. In fiscal 1995, Mr. Tenney received $108,917 for services rendered under the Senior Advisory Agreement. The Company believes that the terms and conditions of the Senior Advisory Agreement are as favorable to the Company as those that would be available from an independent third party.

     The Company has a directors' advisory council composed of retired members of the Company's Board of Directors. Each member, known as a Director Emeritus, is appointed yearly by the Board of Directors to render advisory services to the Board. Directors Emeriti have no right to vote on any action that may come before the Board, nor is their presence counted for purposes of determining a quorum. On January 26, 1995, upon the expiration of their current terms as Directors, Endicott Smith and Richard L. Brickley were appointed Directors Emeriti. Directors Emeriti receive as compensation for such advisory services an annual retainer of $11,000 and a fee of $800 for each Board meeting attended, as well as reimbursement for any expenses incurred in connection with attendance at any meeting.

     In 1994, the Company adopted the Bay State Gas Company Directors' Retirement Plan for the purpose of providing retirement income to Directors of the Company who are not officers of the Company. The plan provides for (a) a minimum of five years of service as a Director to qualify, (b) a benefit equaling ten percent of final year's retainer times the number of years of service up to a maximum benefit equaling one hundred percent of final year's retainer, (c) the benefit to be paid for the remainder of the life of said Director but in no event for a period of time longer than the number of years of service as a Director and (d) payments to begin at the later of retirement as a Director, end of service as Director Emeritus, or age 65.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     This report outlines the framework used for making compensation decisions, the Company's management compensation philosophy, and the criteria used for making compensation decisions in fiscal 1995 regarding the Chief Executive Officer ("CEO") and the other executive officers named in the Summary Compensation Table below ("Named Officers").

  Framework for Compensation Decisions

     The Board of Directors ("Board") has overall responsibility for the Company's compensation and benefit programs. The Board has appointed the Compensation Committee, consisting entirely of non-employee Directors, to facilitate its fulfillment of this responsibility. The Compensation Committee administers and recommends changes to the Company's salary program, Key Employee Incentive Compensation Plan ("KEICP"), and Key Employee Long-Term Incentive Plan ("KELTIP").

     The Compensation Committee reviews and recommends for Board approval all decisions relating to the compensation of officers. Decisions relating to the CEO are based on recommendations of the Compensation Committee. Decisions relating to all other officers' compensation are based on recommendations of the CEO, as reviewed and approved by the Compensation Committee.

  Philosophy of Management Compensation

     As the Company's vision statement ("Vision 2000") declares, its objective is to be New England's leading company in the natural gas industry in terms of customer service, sales growth, regulatory relationships, safety, innovation and shareholder returns. To help accomplish Vision 2000, the Company has designed compensation programs that are competitive with those offered by other utility companies. This enables the Company to attract, retain, and motivate employees who contribute to the attainment of Vision 2000.

     Performance is the key determinant of individual pay levels. To this end, executive officers' salaries and basic benefits are positioned to be consistent with competitive practices in the gas utility industry. Incentive programs such as the KEICP and KELTIP are designed so that executives' total compensation levels reflect the Company's performance relative to others in the gas utility industry. When performance exceeds that of the peer group companies, it is the intent of the Company's compensation programs that executives' overall compensation levels will exceed the peer group. When performance falls below that of the peer group companies, it is the intent of the Company's compensation programs that executives' overall pay levels will fall below the peer group.

  Criteria Used for Making Compensation Decisions in Fiscal 1995

     This section describes the criteria used by the Board and the Compensation Committee regarding Compensation decisions in fiscal 1995 affecting the CEO and other executive officers (including the Named Officers).

  Base Salary

     Each year the Company, with the assistance of an outside consulting firm, conducts a survey to confirm that compensation levels for selected positions are consistent with competitive practice. Salary increases are determined by formula, based on the individual's performance during the year (as formally evaluated by his or her supervisor) and the location of the individual's salary in the position's salary grade. The formula is adjusted each year and approved by the Compensation Committee, based on the rate of increase of competitive salaries in the gas utility industry and the Company's geographical area.

     In January 1995, the Compensation Committee recommended and the Board approved merit increases in base salary for each of the Named Officers based on successful achievement of four common Senior Officer Group goals set at the beginning of the fiscal year and many of the eighteen supporting objectives. Consistent with the change to a more competitive environment, these goals set targets in the areas of earnings per share and dividends, profitable growth of the customer base, evolving the management process toward a customer focus, and strengthening the Company's role with regulators and other officials.

     Based on a competitive analysis of CEO pay conducted by an outside consulting firm, last updated in January, 1995, and the Compensation Committee's assessment of the CEO's fiscal 1994 performance, the Compensation Committee recommended and the Board approved a 7.5% increase in the CEO's base salary from $258,500 to $277,965. In reaching this assessment, it was the sense of the committee that Mr. Young had provided superior leadership and direction in a period of continuing substantial change -- management reorganization, the implementation of FERC Order 636 and its effects on the customer base, a long and severe regional recession, and the need to motivate and focus the Company's reduced staff.

  Key Employee Incentive Compensation Plan

     KEICP payouts are recommended by the Compensation Committee and approved by the Board based on a specified formula. The procedure for determining KEICP awards earned for fiscal 1994 and paid in 1995 was unchanged from the prior year. Target awards, ranging from 10% to 30% of base salary midpoint, are established for each salary grade. Actual awards can range from 0% to 150% of target, based on corporate, divisional, and individual performance.

     The Compensation Committee has established corporate performance targets in four different areas for the CEO and the other Named Officers. The Ratepayer Measure, worth 50% of the CEO's award (37.5% for the other Named Officers), compares the Company's average revenues per MCF (thousand cubic feet) of natural gas over the last three years to seven other Massachusetts gas utilities. Two Shareholder Measures, worth 30% of the CEO's award (22.5% for the other Named Officers), compare (1) the Company's dividend growth rate and (2) return on equity over the last three years to a national list of thirty Edward D. Jones & Co. gas distribution companies. The Customer Satisfaction Measure, worth 20% of the CEO's award (15% for the other Named Officers), compares the Company's performance to internal customer service benchmarks based on the results of customer surveys. In addition, 25% of the other Named Officers' awards are based on individual performance. Utilizing the formula and approach described above, in 1995 the Board of Directors approved a KEICP award earned for fiscal 1994 to the CEO of $69,623, which was 94.7% of the target award. The amounts of the KEICP awards to the CEO and the other Named Officers earned for fiscal 1995 are not calculable at this time. Such awards will be calculated and paid in the Spring of 1996.

  Key Employee Long-Term Incentive Plan

     On January 26, 1995, the common shareholders of the Company ratified the KELTIP as an alternative long-term incentive compensation program to replace the KESOP. Effective October 1, 1994, the Compensation Committee recommended and the Board approved awards of performance shares granted to all executive officers and certain key employees. All or a portion of the performance shares subject to each award shall become vested and earned at the end of the three-year period beginning on the date the award was granted depending on the Company's total return to shareholders for such period. The shares granted to the CEO and the other Named Officers were awarded as part of the officers' total compensation based on recommendations made by an outside consulting firm. The KELTIP award granted in fiscal 1995 to the CEO was 10,080 shares. (See "Long-Term Compensation -- Key Employee Long-Term Incentive Plan" for a description of the
Plan).

Compensation Committee
----------------------

Daniel J. Murphy III, Chairman
John H. Larson
George W. Sarney

PERFORMANCE GRAPH

     The following table shows a line graph comparing the yearly percentage change in the cumulative total return assuming price appreciation and reinvestment of dividends for the Company's Common Stock, the S&P 500 Index, which is a broad equity market index, and the Edward D. Jones & Co. Gas Distribution Index, a published industry index consisting of natural gas distribution companies weighted by market capitalization which includes the Company.


                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    BAY STATE GAS COMPANY, S&P 500 INDEX AND EDWARD D. JONES & CO. GAS DISTRIBUTION
                                         INDEX


------------------------------------------------------------------------------------------------
                                                9/90    9/91    9/92    9/93    9/94    9/95
------------------------------------------------------------------------------------------------
BAY STATE GAS COMPANY                           $100    $113    $138    $164    $152    $156
S&P 500 INDEX                                   $100    $131    $145    $164    $170    $221
E.D. JONES & CO. GAS DISTRIBUTION INDEX         $100    $119    $147    $184    $164    $183
------------------------------------------------------------------------------------------------



Edward D. Jones & Co. Gas Distribution Index includes the following companies:
Atlanta Gas Light, Atmos Energy, Bay State Gas, Berkshire Gas, Brooklyn Union Gas, Cascade Natural Gas, Colonial Gas, Connecticut Energy, Connecticut Natural Gas, Delta Natural Gas, Energy West, Energynorth, Essex County Gas, Indiana Energy, Laclede Gas, MCN, Mobile Gas Service, New Jersey Resources, NICOR, North Carolina Natural Gas, Northwest Natural Gas, NUI Corp., Peoples Energy, Piedmont Natural Gas, Providence Energy, Public Service of NC, Southeastern Michigan Gas Enterprises, United Cities Gas, Washington Gas Light, and Yankee Energy System.


COMPENSATION OF OFFICERS

        The following table shows all compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company for services rendered in all capacities to the
Company and its subsidiaries for each of the past three fiscal years ended September 30, 1993, 1994 and 1995.

                                    SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                            ANNUAL COMPENSATION           ------------
                                   --------------------------------------   PAYOUTS
                                                                OTHER     ------------
                                                                ANNUAL        LTIP         ALL OTHER
   NAME AND PRINCIPAL                 SALARY       BONUS     COMPENSATION   PAYOUTS       COMPENSATION
        POSITION           YEAR        ($)         ($)(A)       ($)(C)        ($)            ($)(D)
------------------------------------------------------------------------------------------------------
Roger A. Young             1995      $273,099         (b)       $  770         --           $  9,989(e)
  President & Chief        1994       255,750      69,623        1,470         --             16,266
  Executive Officer        1993       245,625      82,528          807         --              9,713
Thomas W. Sherman          1995       161,425         (b)          480         --              7,047(f)
  Executive Vice           1994       155,200      30,647          964         --              9,022
  President, Treasurer &   1993       148,650      34,442          408         --              6,293
  Chief Financial
     Officer
Paul G. Ford               1995       159,550         (b)          128         --              5,050(g)
  Senior Vice President    1994       151,425      30,647          123         --              4,696
                           1993       139,425      35,378           81         --              4,015
Dwight G. Curley           1995       144,225         (b)          319         --              4,798(h)
  Senior Vice President    1994       137,100      28,731          606         --              4,077
                           1993       129,525      32,289            2         --              3,848
Paul E. Reinhardt          1995       134,325         (b)          957         --              4,874(i)
  Senior Vice President    1994       127,250      25,342          484         --              5,099
                           1993       119,575      24,315          222         --              3,798

---------------

NOTES:

(a)  Awards pursuant to the KEICP were paid in May subsequent to the year upon which performance was measured and, as such, are shown in the fiscal year in which earned. (See "Report of the Compensation Committee -- Key Employee Incentive Compensation
     Plan".)

(b)  The amount of the 1995 KEICP award, payable in 1996, is not calculable at this time.

(c)  "Other Annual Compensation" includes interest in excess of 120% of the applicable federal long-term rate ("above-market interest") on compensation paid or payable during the fiscal year but deferred at the officer's election pursuant to the
     Key Employee Deferred Compansation Plan ("KEDCP").

(d)  "All Other Compensation" includes the following: (i) employer matching contributions under the Company's Employee Savings
     Plan ("ESP"), (ii) above-market interest earned during the fiscal year on compensation deferred prior to the fiscal year pursuant to the KEDCP and (iii) term life insurance premiums paid by the employer for the benefit of the Named Officers.

(e)  Included for Mr. Young is an employer contribution of $4,620 under the ESP and above-market interest earned of $5,369.

(f)  Included for Mr. Sherman is an employer contribution of $3,987 under the ESP, above-market interest earned of $2,211 and a term life insurance premium of $849.

(g)  Included for Mr. Ford is an employer contribution of $3,989 under the ESP, above-market interest earned of $212 and a term life insurance premium of $849.


(h) Included for Mr. Curley is an employer contribution of $3,602 under the ESP, above-market interest earned of $400 and a term life insurance premium of $796.

(i) Included for Mr. Reinhardt is an employer contribution of $3,358 under the ESP, above-market interest earned $784 and a term life insurance premium of $732.

                        OTHER COMPENSATION ARRANGEMENTS

STOCK OPTIONS

  Key Employee Stock Option Plan

     At the 1990 annual meeting the Company's shareholders ratified the Key Employee Stock Option Plan ("KESOP") previously adopted by the Directors to provide for grants of options to key employees to purchase Common Stock of the Company. The maximum exercise period for any option is ten years. In 1994, the Board resolved that the Company shall no longer grant stock options to any key employee pursuant to the KESOP.

     Options granted under the KESOP have been entirely non-qualified stock options. The option price per share for options granted under the KESOP was determined at 100% of the fair market value of the closing price for the Common Stock on the New York Stock Exchange as of the date preceding the date the option was granted.

     The award agreements provide that the participants' right to exercise the options provided for therein will be accelerated, to the extent that all or any portion of such options are not then exercisable, upon the occurrence of a "Change in Control" of the Company. The term "Change in Control" is defined in substantially the same manner as in the severance agreements (see "Severage Agreements" below).

     The following table provides information with respect to options to purchase shares of the Company's Common Stock exercised in fiscal 1995 and the value of unexercised options granted in prior years under the KESOP to the named executive officers in the Summary Compensation Table and held by them as of September 30, 1995. The Company has no compensation plan under which SARs are granted.


                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                    FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING                 VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                SHARES                        AT FISCAL YEAR-END              AT FISCAL YEAR-END
                              ACQUIRED ON     VALUE                  (#)                            ($)(B)
                               EXERCISE      REALIZED    ----------------------------    ----------------------------
           NAME                   (#)         ($)(A)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----               -----------    --------    -----------    -------------    -----------    -------------
Roger A. Young                        0      $      0      114,000            0           $ 478,500          $ 0
Thomas W. Sherman                     0             0       53,000            0             200,125            0
Paul G. Ford                     10,800        74,675       55,200            0             214,425            0
Dwight G. Curley                      0             0       32,000            0             100,938            0
Paul E. Reinhardt                 3,000        16,875       31,000            0              96,313            0

---------------

NOTES:

(a)  Fair market value of the shares acquired on the date of exercise minus the exercise price of the options.

(b)  Represents the difference between the exercise prices of the options and the closing price of $24.25 for the Company's
     Common Stock as quoted by the New York Stock Exchange on September 30, 1995 times the number of options held.


LONG-TERM COMPENSATION

  Key Employee Long-Term Incentive Plan

     At the 1995 Annual Meeting the Company's shareholders ratified the Bay State Gas Company Key Employee Long-Term Incentive Plan (the "KELTIP") previously adopted by the Board of Directors. The KELTIP provides for the award of performance shares, exchangeable for shares of the Company's Common Stock in accordance with the terms of the KELTIP, to eligible employees. The KELTIP is intended to promote the interests of the Company by providing long-term performance incentives to key employees and by increasing the opportunity for ownership in the Company by those employees who are directly responsible for the management, growth and success of the Company's business.

     The KELTIP is administered by the Compensation Committee (the "Committee") of the Board of Directors. Performance shares are awarded under the KELTIP upon the recommendation of the Committee and approval by the Board of Directors. Awards may be granted as of October 1 of each year from 1994 through 2003. Each performance share will, upon vesting, be exchangeable for one share of the Company's Common Stock and a cash payment equal to the dividends that would have been paid on such Stock during the period the award was outstanding.

     An employee to whom an award has been made becomes vested and entitled to payment of all or a portion of the performance shares subject to the award at the end of the three-year period beginning on the date the award is granted (the "Performance Period"), depending on the Company's total return to shareholders for the Performance Period. The percentage of the award to which the employee becomes entitled is determined by the Company's performance in relation to companies listed in the Edward D. Jones & Co. Gas Distribution Index. Payment of performance shares will be made by the issuance by the Company of an equal number of shares of the Company's Common Stock and payment in cash of an amount equal to the dividends paid during the Performance Period on an equal number of shares of Common Stock.

     If a "Change of Control" of the Company occurs during a Performance Period, an employee to whom an award has been made for that Performance Period becomes vested and entitled to immediate payment of 50% of the performance shares subject to the award. The term "Change of Control" is defined in substantially the same manner as in the severance agreements, (see "Severance Agreements" below).


     The following table provides information with respect to the estimated range of share payouts in fiscal year 1998 under the KELTIP for awards of performance shares granted in fiscal 1995 to the named executive officers in the Summary Compensation Table.

                             LONG-TERM INCENTIVE PLANS -- AWARDS
                                     IN LAST FISCAL YEAR

                                                                     ESTIMATED FUTURE PAYOUTS UNDER
                                                  PERFORMANCE          NON-STOCK PRICE-BASED PLANS
                                  NUMBER OF      PERIOD UNTIL       ---------------------------------
                                   SHARES         MATURATION        THRESHOLD     TARGET      MAXIMUM
             NAME                    (#)           OR PAYOUT         (#)(A)       (#)(B)      (#)(C)
             ----                 ---------      -----------        ---------     ------      -------
Roger A. Young                      10,080      10/1/94-9/30/97       5,040        5,040      10,080
Thomas W. Sherman                    3,680      10/1/94-9/30/97       1,840        1,840       3,680
Paul G. Ford                         3,680      10/1/94-9/30/97       1,840        1,840       3,680
Dwight G. Curley                     3,120      10/1/94-9/30/97       1,560        1,560       3,120
Paul E. Reinhardt                    2,560      10/1/94-9/30/97       1,280        1,280       2,560

---------------

NOTES

(a)  Threshold refers to the minimum amount payable for a certain level of performance (50th percentile) under the Plan. If performance is below this minimal level, no award will be paid.

(b)  Target refers to the amount payable if the specified performance target is reached. Pursuant to the Plan, the specified performance target is the same as the minimal level of performance required for the Threshold described above, i.e., the 50th percentile.


(c) Maximum refers to the maximum payout possible under the Plan for performance in the 99th percentile (rank = 1).

     For percentiles between those mentioned above, the percentage of an award to which a participant becomes entitled shall be determined on the basis of straight-line interpolation between such values.

RETIREMENT PLANS

     The Company has in effect a funded, qualified Pension Plan and related Trust Agreement, which Plan provides retirement benefits for all non-union employees, including all officers. No amounts were set aside or allocated for the benefit of any of the named executive officers in the Summary Compensation Table under any pension or retirement plan except for unidentified amounts paid into the Trust pursuant to the Plan. Directors who are not, or have not been, officers of the Company or Northern do not participate in the Plan.

     The formula for determining annual benefits under the life annuity option of the Plan is (a) 1.4% of average annual earnings (average annual earnings during the three consecutive years of employment that are the highest average earnings) up to the Covered Compensation (thirty-five year average of the Social Security taxable wage bases) amount for each of the first twenty-five years of benefit service, plus (b) 1.875% of average annual earnings in excess of the Covered Compensation amount for each of the first twenty-five years of benefit service, plus (c) .5% of average annual earnings for benefit service greater than twenty-five years, minus (d) any affiliated plan benefit. Average annual earnings includes incentive compensation and overtime pay up to certain limits and 100% of sales commissions. All salary and bonuses listed in the Summary Compensation Table are included in the calculation of average annual earnings for the named executive officers. The average annual earnings used for computing qualified pensions are subject to a $150,000 limitation on earnings in 1995. Messrs. Young, Sherman, Ford, Curley and Reinhardt have 27, 29, 15, 6 and 6 credited years of service, respectively, under the Plan.

     In 1986 the Company adopted a Supplemental Executive Retirement Plan ("SERP"), a non-qualified defined benefit plan which provides for supplemental retirement benefits to certain officers. The Chairman of the Board of Directors, the President and all Vice Presidents of the Company are designated as eligible for benefits under the SERP. The formula for determining annual benefits under the life annuity option of the SERP is 4% of average annual earnings (average annual earnings during the three consecutive years of employment that are the highest average earnings) for each of the first fifteen years of benefit service minus the benefit payable under any qualified Pension Plan covering such persons.

     The following table sets forth, for various years of service and average compensation levels, estimated combined annual amounts payable upon retirement to those executive officers who are participants in both the applicable Pension Plan and the SERP, assuming continued active service until retirement at age 65 and that the present Pension Plan and the SERP are in effect at such time.

                           PENSION PLAN TABLE
----------------------------------------------------------------------------
             15 YEARS OF  20 YEARS OF  25 YEARS OF  30 YEARS OF  35 YEARS OF
REMUNERATION   SERVICE      SERVICE      SERVICE      SERVICE      SERVICE
------------ -----------  -----------  -----------  -----------  -----------
  $125,000    $ 75,000     $ 75,000     $ 75,000      $ 75,000     $ 75,000
   150,000      90,000       90,000       90,000        90,000       90,000
   175,000     105,000      105,000      105,000       105,000      105,000
   200,000     120,000      120,000      120,000       120,000      120,000
   225,000     135,000      135,000      135,000       135,000      135,000
   250,000     150,000      150,000      150,000       150,000      150,000
   300,000     180,000      180,000      180,000       180,000      180,000
   400,000     240,000      240,000      240,000       240,000      240,000
   450,000     270,000      270,000      270,000       270,000      270,000

SEVERANCE AGREEMENTS

     The Company has entered into severance agreements with various key employees, including each of the executive officers of the Company named in the Summary Compensation Table. The intent of the severance agreements is to assure continuity in the Company's administration and operations in the event of a Change in Control (as hereinafter described).

     Each severance agreement provides that the employee's stipulated compensation, benefits, position, responsibilities and other conditions of employment will not be reduced during the term of the agreement. The term of each agreement is for either 24 or 36 months, effective upon the date on which a Change in Control of the Company occurs. Each of the executive officers named in the Summary Compensation Table is party to a severance agreement having a term of 36 months. A Change in Control is defined as occurring when (i) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, disclosing that any person, group, corporation, or other entity (except the Company or a wholly-owned subsidiary) is the beneficial owner, directly or indirectly, of 25% or more of the Common Stock; (ii) any person, group, corporation, or other entity (except the Company or a wholly-owned subsidiary), after purchasing Common Stock in a tender offer or exchange offer, becomes the beneficial owner, directly or indirectly, of 25% or more of the Common Stock;
(iii) the shareholders of the Company approve any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of Common Stock would be converted into cash, securities or other property or any sale, lease, exchange or other transfer of all or substantially all of the Company's assets; or (iv) there is a change in a majority of the members of the Company's Board of Directors within a 25-month period unless approved by two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period. Each agreement further provides that in the event (i) the employee's employment is terminated by the Company, except for the employee's acceptance of a position with another company or for cause; or (ii) the employee terminated employment due to (a) a material change in the employee's responsibilities, (b) reduction in total compensation,
(c) assignment to a location more than 50 miles from the current place of employment, (d) liquidation, merger, or sale of all or substantially all of the assets of the Company, unless the successor corporation has a net worth at least equal to that of the Company, or (e) any other material breach of the agreement by the Company, the employee is entitled to a severance benefit. The amount payable to the employee upon the occurrence of any of the foregoing events is a lump sum cash amount equal to (i) the present value of either two or three years' base salary and bonus; (ii) the present value of the additional amount the employee would have received under the Pension Plan, and the SERP if applicable, if the employee had continued to be employed for such 24 or 36 month period; (iii) the present value of contributions that would have been made by the Company under the ESP if the employee had been employed for such 24 or 36 month period; and (iv) the economic benefit of any outstanding Company stock options, assuming such options remained unexercised until the day preceding the expiration of the grant. Each agreement also provides for the continuation of all employee benefits for a period of 24 or 36 months. In addition, the Company is required to make an additional payment to the employee sufficient on an after-tax basis to satisfy any tax liability incurred under the "parachute" tax rules of the Internal Revenue Code.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     In fiscal 1995 the Company, Northern and Granite retained the legal services of the firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., of which Douglas
W. Hawes, a Director of the Company, is a senior partner. The firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., has acted as legal counsel for the Company on various matters for many years and is expected to be retained by the Company in this capacity in the future.

     The Company believes that the transactions described herein have been on terms representing competitive market prices which are as favorable to the Company and its subsidiaries as those available from third party entities.

               2.  AS TO OTHER MATTERS TO COME BEFORE THE MEETING

     The favorable vote of a majority of the shares of Common Stock represented and voting will be required on any other matters which may come before the meeting. Management does not intend to bring before the meeting any matters other than those referred to above and knows of no other matters which may come before the meeting. If any other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with the conduct of the meeting.

                              INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors has selected and employed the firm of KPMG Peat Marwick L.L.P. as the Company's independent certified public accountants to audit its financial statements for the fiscal year 1996. This will be the thirteenth year in which such firm has acted in this capacity.

     It is anticipated that a representative of KPMG Peat Marwick L.L.P. will be present at the annual meeting and will be available to respond to appropriate questions. It is not anticipated that such representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she so chooses.

                                 MISCELLANEOUS

     This solicitation is by the Board of Directors of the Company and the expense of the solicitation will be borne by the Company. Such expense will also include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners of stock held in their names. Directors, officers or employees of the Company may solicit proxies by telephone or in person, the cost of which will be nominal.

     Any proposal submitted by a shareholder of the Company for inclusion in the proxy material for the 1997 annual meeting must be received by the Company at its corporate office in Westborough, Massachusetts, not later than 120 days prior to December 12, 1996.

                                            By Order of the Board of Directors,

                                              CHARLES H. TENNEY II
                                              Chairman of the Board of Directors






     THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING OF COMMON SHAREHOLDERS TO BE HELD JANUARY 25, 1996 A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR 1995 UPON WRITTEN REQUEST TO ROBERT B. HEVERT, ASSISTANT TREASURER, BAY STATE GAS COMPANY, 300 FRIBERG PARKWAY, WESTBOROUGH, MASSACHUSETTS 01581.

                            BAY STATE GAS COMPANY

          THIS PROXY IS SOLCITED ON BEHALF OF THE BOARD OF DIRECTORS
P
R
O       The undersigned, revoking all previous proxies, hereby appoints
X    CHARLES H. TENNEY II, ROGER A. YOUNG and THOMAS W. SHERMAN, and each of
Y them, proxies, with power of substitution to each, to vote and act at the annual meeting of common shareholders of BAY STATE GAS COMPANY to be held at the office of the Company, 300 Friberg Parkway, Westborough, Massachusetts, on Thursday, January 25, 1996, at 10:30 A.M., and at any adjournment thereof, on and with respect to the Common Stock of the undersigned, or on and with respect to which the undersigned is entitled to vote or act.


        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND AT ANY ADJOURNMENT THEREOF.

                                                                    -----------
                                                                    SEE REVERSE
              IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE        SIDE
                                                                    -----------





    Please mark
/X/ votes as in
    this example


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON, IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ITEM 1.

1. To elect five Directors:
Nominees: Lawence J. Finnegan, Douglas W. Hawes,
          Daniel J. Murphy III, Joel L. Singer, Roger A. Young

                FOR     WITHHELD
                / /       / /

/ /______________________________________
   For all nominees except as noted above
                                           MARK HERE           MARK HERE
                                          FOR ADDRESS  / /   FOR COMMENTS / /
                                           CHANGE AND           AND NOTE
                                          NOTE AT LEFT           ABOVE

                                 Please sign your name(s) exactly as it appears hereon. If signing as attorney or for estates trusts of corporations, title or capability should be indicated. PLEASE RETURN THIS PROXY PROMPTLY.


                                 Signature____________________Date_____________

                                 Signature____________________Date_____________